Exhibit 3.1

CHARTER OF LOCKHEED MARTIN CORPORATION

Composite Copy

As Amended through

April 23, 2009

ARTICLE I

Name

The name of the Corporation is Lockheed Martin Corporation.

ARTICLE II

Period of Duration

The period of duration of the Corporation is perpetual.

ARTICLE III

Purpose and Powers

The purpose for which the Corporation is formed is to engage in any lawful act, activity or business for which corporations may now or hereafter be organized under the Maryland General Corporation Law (the “GCL”). The Corporation shall have all the general powers granted by law to Maryland corporations and all other powers not inconsistent with law which are appropriate to promote and attain its purpose.

ARTICLE IV

Principal Office and Resident Agent

The address of the principal office of the Corporation in the State of Maryland is 6801 Rockledge Drive, Bethesda, Maryland 20817. The Resident Agent of the Corporation is CSC-Lawyers Incorporating Service Company, whose address is 7 St. Paul Street, Suite 1660, Baltimore, MD 21202. The Resident Agent is a Maryland corporation.

ARTICLE V

Directors

SECTION 1. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.

SECTION 2. The number of directors of the Corporation is currently thirteen (13), which number may be increased or decreased from time to time pursuant to the Charter or the Bylaws of the Corporation, but which never shall be less than twelve (12). The names of the current directors who shall act until their successors are duly chosen and qualified, are:

Robert J. Stevens	Douglas H. McCorkindale
E.C. “Pete” Aldridge, Jr.	Joseph W. Ralston
Nolan D. Archibald	Frank Savage
David B. Burritt	James M. Schneider
James O. Ellis, Jr.	Anne Stevens
Gwendolyn S. King	James R. Ukropina
James M. Loy

SECTION 3. Subject to the terms of any shares of Series Preferred Stock that may be outstanding from time to time, any director or the entire Board of Directors may be removed from office as a director or directors at any time, but only for cause, by the affirmative vote at a duly called meeting of stockholders of a majority of the votes entitled to be cast generally for the election of directors.

SECTION 4. Subject to the terms of any shares of Series Preferred Stock that may be outstanding from time to time, vacancies in the Board of Directors, except for vacancies resulting from an increase in the number of directors, shall be filled only by a majority vote of the remaining directors then in office, even if less than a quorum, except that vacancies resulting from removal from office by a vote of the stockholders may be filled by the stockholders at the same meeting at which such removal occurs. Subject to the terms of any shares of Series Preferred Stock that may be outstanding from time to time, vacancies resulting from an increase in the number of directors shall be filled only by a majority vote of the entire Board of Directors. Except to the extent provided in the Charter, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

SECTION 5. Except to the extent prohibited by law or limited by the Charter, the Board of Directors shall have the power (which, to the extent exercised, shall be exclusive) to fix the number of directors and to establish the rules and procedures that govern the internal affairs of the Board of Directors and nominations for director, including, without limitation, the vote required for any action by the Board of Directors, and that from time to time shall affect the directors’ power to manage the business and affairs of the Corporation, and no Bylaw shall be adopted by stockholders which shall modify the foregoing.

ARTICLE VI

Authorized Shares of Stock

The total number of shares of stock of all classes which the Corporation has authority to issue is 1,550,000,000 shares, divided into 50,000,000 shares of Series Preferred Stock, $1.00 par value per share, and 1,500,000,000 shares of Common Stock, $1.00 par value per share. The aggregate par value of all shares of all classes is $1,550,000,000.00.

A description of each class with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualification and terms and conditions of redemption of each class, is as follows:

A.	Series Preferred Stock

The Board of Directors of the Corporation shall have the power from time to time (a) to classify or reclassify, in one or more series, any unissued shares of Series Preferred Stock and (b) to reclassify any unissued shares of any series of Series Preferred Stock, in the case of either (a) or (b) by setting or changing the number of shares constituting such series and the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares, and, in such event, the Corporation shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary in substance and form as prescribed by the GCL.

Without limiting any of the foregoing, the Board of Directors shall be entitled to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Series Preferred Stock subsequent to the issuance of shares of that series.

B.	Common Stock

Subject to the rights of holders of shares of any series of Series Preferred Stock established pursuant to Section A of this Article VI, each share of Common Stock shall entitle the holder to one vote per share on all matters upon which stockholders are entitled to vote, to receive dividends and other distributions authorized by Board of Directors in accordance with the GCL and to all rights of a stockholder pursuant thereto. The Common Stock shall have no preferences or preemptive, conversion or exchange rights.

C.	General

In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares or otherwise, is permitted under the GCL, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights upon dissolution are superior to those receiving the distribution.

ARTICLE VII

Provisions Defining, Limiting and Regulating Powers

The following provisions are hereby adopted for the purposes of defining, limiting and regulating the powers of the Corporation and the directors and stockholders, subject, however, to any provisions, conditions and restrictions hereafter authorized pursuant to Article VI hereof:

SECTION 1. The Board of Directors of the Corporation is empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, and securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such limitations and restrictions, if any, as may be set forth in the Bylaws of the Corporation.

SECTION 2. No holders of shares of stock of the Corporation of any class shall have any preemptive or other right to subscribe for or purchase any part of any new or additional issue of stock of any class or of securities convertible into stock of any class, whether now or hereafter authorized, and whether issued for money, for a consideration other than money or by way of dividend.

SECTION 3. The Board of Directors shall have the power, from time to time, to determine whether any, and if any, what part, of the surplus of the Corporation shall be declared in dividends and paid to the stockholders, and to direct and determine the use and disposition of any such surplus. The Board of Directors may in its discretion use and apply any of such surplus in purchasing or acquiring any of the shares of the stock of the Corporation, or any of its bonds or other evidences of indebtedness, to such extent and in such manner and upon such lawful terms as the Board of Directors shall deem expedient.

SECTION 4. The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in this Charter, including but not restricted to, any amendments changing the terms of any class of its stock by classification, reclassification or otherwise, and all rights conferred on stockholders herein are granted subject to this reservation.

SECTION 5. Notwithstanding any provision of law requiring the approval or authorization of any action by holders of shares of stock of the Corporation entitled to cast a greater number of votes than a majority of all the votes entitled to be cast on the matter, any such action shall be valid and effective if approved and authorized by the affirmative vote, at a meeting, of a majority of all votes entitled to be cast on the matter.

ARTICLE VIII

Bylaws

The Board of Directors shall have the power, at any regular or special meeting of the Board of Directors (or by action taken pursuant to Article XII), to make and adopt, or to amend, rescind, alter or repeal, any Bylaws of the Corporation. The Bylaws may contain any provision for the regulation and management of the affairs of the Corporation not inconsistent with law or the provisions of the Charter.

ARTICLE IX

Inspection of Records by Stockholders

The Board of Directors shall have power to determine from time to time whether and to what extent and at what times and places and under what conditions and regulations the books, records, accounts, and documents of the Corporation, or any of them, shall be open to inspection by stockholders, except as otherwise provided by law or by the Bylaws; and except as so provided no stockholders shall have any rights to inspect any book, record, account or document of the Corporation unless authorized to do so by resolution of the Board of Directors.

ARTICLE X

Compensation

The Board of Directors in its discretion may allow, in and by the Bylaws of the Corporation or by resolution, the payment of expenses, if any, to directors for attendance at each regular or special meeting of the Board of Directors or of any committee thereof, and the payment of reasonable compensation to such directors for their services as members of the Board of Directors, or any committee thereof, and shall fix the basis and conditions upon which such expenses and compensation shall be paid. Any member of the Board of Directors or of a committee thereof, also may serve the Corporation in any other capacity and receive compensation therefor in any form.

ARTICLE XI

Indemnification and Limitation of Liability of Directors and Officers

SECTION 1. The Board of Directors shall have the power to adopt Bylaws or resolutions for the indemnification of the Corporation’s directors, officers, employees and agents, provided that any such Bylaws or resolutions shall be consistent with applicable law.

SECTION 2. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any provision of the Charter or Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE XII

Informal Action by Board of Directors

Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting, if a written consent to such action is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.

ARTICLE XIII

Approval of Certain Transactions and Other Matters

SECTION 1. Any purchase by the Corporation of shares of Voting Stock (as hereinafter defined) from an Interested Stockholder (as hereinafter defined) who has beneficially owned such securities for less than two years prior to the date of such purchase or any agreement in respect thereof, other than pursuant to an offer to the holders of all of the outstanding shares of the same class as those so purchased, at a per share price in excess of the Market Price (as hereinafter defined), at the time of such purchase, of the shares so purchased, shall require the affirmative vote of the holders of a majority of the voting power of the Voting Stock not beneficially owned by the Interested Stockholder, voting together as a single class.

SECTION 2. In addition to any affirmative vote required by law or the Charter:

Clause 1. Any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder;

Clause 2. Any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $10,000,000 or more;

Clause 3. The issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any equity securities of the Corporation or any Subsidiary having an aggregate Fair Market Value of $10,000,000 or more to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities, or other property (or combination thereof);

Clause 4. The adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

Clause 5. Any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries, or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder; shall require the affirmative vote of the holders of a majority of the voting power of the Voting Stock not beneficially owned by any Interested Stockholder, voting together as a single class; provided, however, that no such vote shall be required for (i) the purchase by the Corporation of shares of Voting Stock from an Interested Stockholder unless such vote is required by Section 1 of this Article XIII, (ii) any transaction approved by a majority of the Disinterested Directors (as hereinafter defined), or (iii) any transaction with an Interested Stockholder who has beneficially owned his shares of Voting Stock for two years or more.

SECTION 3.

Clause 1. In the event that there shall exist a Substantial Stockholder (as hereinafter defined) of the Corporation and such existence shall be known or made known to the Corporation in advance of a meeting of stockholders at which directors will be elected, each holder of Voting Stock shall be entitled, in connection with any vote taken for such election of directors, to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such stockholder would be entitled to cast for the election of directors with respect to such stockholder’s shares of Voting Stock multiplied by the number of directors to be elected, and such stockholder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such stockholder may see fit.

Clause 2. In connection with any election of directors in which stockholders are entitled to cumulative voting, one or more candidates may be nominated by a majority of the Disinterested Directors or by any person who is the beneficial owner of shares of Voting Stock having an aggregate Market Price of $250,000 or more.

Clause 3. The Corporation’s proxy statement and other communications with respect to such an election shall contain on an equal basis and at the expense of the Corporation, descriptions and other statements of or with respect to all nominees for election which qualify under the procedures set forth in this Section 3.

SECTION 4. For the purpose of this Article XIII:

Clause 1. A “person” shall mean any individual, firm, corporation, partnership, or other entity.

Clause 2. “Voting Stock” shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

Clause 3. “Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary or any employee benefit plan maintained by the Corporation or any Subsidiary) who or which:

(a) is the beneficial owner, directly or indirectly, of 5% or more of the voting power of the outstanding Voting Stock;

(b) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date as of which a determination is being made was the beneficial owner, directly or indirectly, of 5% or more of the voting power of the then outstanding Voting Stock; or

(c) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date as of which a determination is being made beneficially owned by any person described in Clauses 3(a) or 3(b) of this Section 4 if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

Clause 4. The term “Substantial Stockholder” shall mean any person (other than the Corporation or any Subsidiary or any employee benefit plan maintained by the Corporation or any Subsidiary) who or which is the beneficial owner of Voting Stock representing 40% or more of the votes entitled to be cast by the holders of all the outstanding shares of Voting Stock.

Clause 5. A person shall be a “beneficial owner” of any Voting Stock:

(a) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly;

(b) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement, or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement, or understanding; or

(c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of any shares of Voting Stock.

Clause 6.

(a) For the purposes of determining whether a person is an Interested Stockholder pursuant to Clause 3 of this Section 4 or a Substantial Stockholder pursuant to Clause 4 of this Section 4, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of Clause 5 of this Section 4, but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(b) Notwithstanding anything to the contrary in Clause 3 or Clause 4 of this Section 4, none of the Subsidiaries of the Corporation, shall be an “Interested Stockholder” or a “Substantial Stockholder”.

Clause 7. “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

Clause 8. “Subsidiary” shall mean any corporation of which a majority of the voting stock thereof entitled to vote generally in the election of directors is owned, directly or indirectly, by the Corporation (or another corporation, if so indicated).

Clause 9. “Market Price” shall mean: the last closing sale price immediately preceding the time in question of a share of the stock in question on the Composite Tape for New York Stock Exchange — Listed Stocks, or if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, Inc., or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or if such stock is not listed on any such exchange, the last closing bid quotation with respect to a share of such stock immediately preceding the time in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use (or any other system of reporting or ascertaining quotations then available), or if such stock is not so quoted, the Fair Market Value at the time in question of a share of such stock as determined by the Board of Directors in good faith.

Clause 10. “Fair Market Value” shall mean:

(a) in the case of stock, the Market Price, and

(b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

Clause 11. “Disinterested Director” shall mean any member of the Board of Directors of the Corporation who is unaffiliated with an Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with an Interested Stockholder as is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

SECTION 5. A majority of the Disinterested Directors shall have the power and duty to determine for the purposes of this Article XIII, on the basis of information known to them after reasonable inquiry, whether (i) a person is an Interested Stockholder, (ii) a person is a Substantial Stockholder, or (iii) a transaction or series of transactions constitutes one of the transactions described in Section 2 of this Article XIII.